Exhibit 10.2

EMPLOYMENT AGREEMENT

SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Agreement made as of this              day of November, 2000, by and between Dale J. Ribaudo, 26 Country Club Lane, East Granby, Connecticut 06026 (the “Employee”) and Familymeds, Inc. (the “Company”).

PREAMBLE

The Company desires to employ the Employee as Senior Vice President and Chief Financial Officer and to compensate him therefore. Employee desires to be employed by the Company and to commit himself to serve the Company on the terms herein provided. In connection with his employment, Employee shall be eligible to participate in the Company’s stock option programs and stock purchase programs which may be in effect from time to time for key employees, and performance bonus program in accordance with the terms and conditions adopted by the Company governing such programs.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreement of the parties, the parties agree as follows:

1. Definitions.

“Affiliates” shall mean any corporation, partnership or other legal entity which is controlled by or under common control with the Company.

“Benefits” shall mean all the fringe benefits approved by the Board from time to time and established by the Company in its discretion for the benefit of the employees generally and/or for key employees of the Company as a class, including, but not limited to, regular holidays, vacations, absences resulting from illness or accident, health insurance, disability and medical plans (including dental and prescription drug), group life insurance, stock option plans and stock purchase plans, and pension, profit-sharing or their equivalent.

“Board” shall mean the Board of Directors of the Company, together with an executive committee thereof (if any), as the same shall be constituted from time to time.

“Cause” for termination shall mean (i) Employee’s final conviction of or admission to a felony involving a crime of moral turpitude, (ii) acts of Employee which, in the judgment of the Board, constitute willful fraud on the part of Employee in connection with his duties under this Agreement, including but not limited to misappropriation or embezzlement in the performance of duties as an employee of the Company, or (iii) intentional or repeated acts of the Employee which in the judgment of the Board are injurious to the Company including the Employee’s failure to perform his duties hereunder.

“Chairman” shall mean the person designated by the Board from time to time as its Chairman.

“Change of Control” shall mean the (i) a merger or consolidation of the Company with or into another corporation which is not an affiliate of the Company or a recapitalization or reorganization of the Company and, immediately upon the consummation of such merger, consolidation, reorganization or recapitalization, the persons who were the shareholders of the Company immediately thereafter own more than fifty percent (50%) of the total voting power of the merged, consolidated, reorganized or recapitalized Company’s voting securities entitled to vote generally in the election of directors; (ii) the sale of all or substantially all of the assets of the Company to another person or entity which is not an affiliate of the Company; (iii) the acquisition by any person, entity or “group” (excluding, for this purpose, the Company, any affiliate of the Company, or any employee benefit plan of the Company or of any affiliate of the Company which acquires beneficial ownership of voting securities of the Company) within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of either fifty percent (50%) or more of the then outstanding shares of Common Stock or fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the elation of directors, which, in the case of clause (i), (ii) and (iii) of this definition, such merger, consolidation, reorganization or recapitalization sale or acquisition is not approved by a vote of at least eighty percent (80%) of the directors that constitute the Board immediately prior to the effectiveness of such merger, consolidation, reorganization or recapitalization, sale or acquisition, as the case may be; or (iv) during any period of two consecutive years, if persons who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority of the Board unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least eighty percent (80%) of the directors then still in office who were directors at the beginning of such period. For purposes of this definition, (A) an “affiliate” is any person or entity which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company and “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise and (B) “Board” means the board of directors of the Company as constituted at the time a determination thereof is required to be made pursuant to this definition.

Notwithstanding anything herein to the contrary, no change in the ownership of the Company or to the Board of Directors pursuant to that certain Amended and Restated Shareholders Agreement, dated as of July 27, 2000, by and among the Company and the “Shareholders,” as defined therein, or pursuant to the Company’s initial or subsequent public offering of its capital stock shall be deemed to be a “Change of Control” hereunder.

“Chief Executive Officer” shall mean the individual having responsibility to the Board for direction and management of the executive and operational affairs of the Company and who reports and is accountable only to the Board.

“Disability” shall mean a written determination by a physician mutually agreeable to the Company and Employee (or, in the event of Employee’s total physical or mental disability,

Employee’s legal representative) that Employee is physically or mentally unable to perform his duties of Senior Vice President and Chief Financial Officer under this Agreement and that such disability can reasonably be expected to continue for a period of six (6) consecutive months or for shorter periods aggregating one hundred and eighty (180) days in any twelve (12) month period.

“Employee” shall mean Dale J. Ribaudo and, if the context requires, his heirs, personal representatives, and permitted successors and assigns.

“Person” shall mean any natural person, incorporated entity, limited or general partnership, business trust, association, agency (governmental or private), division, political sovereign, or subdivision or instrumentality, including those groups identified as “persons” in Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934.

“Territory” shall mean the world wide web and any state of the United States and any equivalent section or area of any country in which the Company has operating brick and mortar pharmacies or has franchised brick and mortar operations at the time of the termination of this Agreement.

“Company” shall mean Familymeds, Inc., a Connecticut corporation, together with such subsidiaries or Affiliates of the Company as may from time to time exist.

2. Position, Responsibilities and Term of Employment

2.01 Position. Employee shall be engaged on a full time basis and shall serve as Senior Vice President and Chief Financial Officer and in such additional management position(s) as the Board shall designate. In this capacity, Employee shall be subject to the bylaws of the Company and to the direction of the Board. Employee shall serve the Company and any Affiliates by performing such duties and carrying out such responsibilities as are normally related to the position of Senior Vice President and Chief Financial Officer in accordance with the standards of the industry. The Employee shall report to the President and Chief Executive Officer. The Employee shall have such other responsibilities as the Company may reasonably determine from time to time, including, without limitation, such management duties as may be necessary or desirable to further the interests of the Affiliates of the Company. Nevertheless, it is understood and agreed that the Employee shall not be given duties or responsibilities that are inconsistent in any material way with his position as a member of the senior management of the Company. Employee’s responsibilities and capacities shall include, without limitation, the following:

(a) overall responsibility for all financial and accounting facts of the Company, including reporting, compliance and asset management;

(b) developing banking and financial investment relationships;

(c) treasury functions and activities;

(d) planning and strategic framework for all financial systems and control mechanisms;

(e) handling all banking and financial relationships;

(f) set standards for control and audit of Company financial matters;

(g) in conjunction with operations store-level accounting systems and controls; and

(h) overall supervision and responsibility for all accounting and finance staff.

2.02 Term. The term of this Agreement shall commence on October 30, 2000 and, unless sooner terminated as provided in Section 4 hereof, terminate on October 31, 2002.

2.03 Best Efforts Covenant. Employee will, to the best of his ability, devote his full professional and business time and best efforts to the performance of his duties for the Company and its Affiliates. The Employee shall at all times comply with all state and federal laws, rules and regulations with respect to the operations of the Company, or its Affiliates.

2.04 Exclusivity Covenant. During the Agreement’s term, Employee will not undertake or engage in any other employment, occupation or business enterprise other than a business enterprise in which Employee does not actively participate. Further, Employee agrees not to acquire, assume, or participate in, directly or indirectly, any position, investment, or interest adverse or antagonistic to the Company, its business prospects, financial or otherwise, or take any action towards any of the foregoing. The provisions of this Section shall not prevent Employee from owning shares of any competitor of the company as long as such shares (i) do not constitute more than 1% of the outstanding equity of such competitor, and (ii) are regularly traded on a recognized exchange, or listed for trading by NASDAQ in the over-the-counter market.

2.05 Post-Employment Noncompetition Covenant. Employee shall not engage in activities in the Territory either on Employee’s own behalf or that of any other business organization, which are in direct or indirect competition with the Company for a period of one (1) year from the termination of Employee’s employment for any reason or the expiration of the term of this Agreement; provided, that if the Employee has been terminated without Cause, the restriction in this sentence shall apply only during the Severance Period as defined in Section 4.01 below. Employee and the Company expressly declare that the territorial and time limitations contained in this Section and the definition of “Territory” are entirely reasonable at this time and are properly and necessarily required for the adequate protection of the business and intellectual property of the Company. If such territorial or time limitations, or any portions thereof, are deemed to be unreasonable by a court of competent jurisdiction, whether due to passage of time, change of circumstances or otherwise, Employee and the Company agree to a reduction of said territorial and/or time limitations to such areas and/or periods of time as said court shall deem reasonable.

For a period of one year subsequent to the termination of Employee’s employment for any reason or the expiration of the term of this Agreement, Employee will not without the express prior written approval of the Board (i) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with the Company or had a business relationship with the Company within the twelve (12) month period preceding the date of the incident in question, to discontinue, reduce, or modify such employment, agency or business relationship with the Company, or (ii) employ or seek to employ or cause any business organization in direct or indirect competition with the Company to employ or seek to employ any person or agent who is then (or was at any time within six months prior to the date the Employee or the competitive business employs or seeks to employ such person) employed or retained by the Company. Notwithstanding the foregoing, nothing herein shall prevent the Employee from providing a letter of recommendation to any employee with respect to a future employment opportunity.

2.06 Confidential Information. Employee recognizes and acknowledges that the Company’s trade secrets, proprietary information and know-how, as they may exist from time to time (“Confidential Information”), are valuable, special and unique assets of the Company’s business, and that access to and knowledge of the Confidential Information is the term of his employment by the Company, in whole or in part, disclose such secrets, information or know-how to any Person for any reason or purpose whatsoever, nor shall Employee make use of any such Confidential Information for his own purposes or for the benefit of any Person (except the Company) under any circumstances during or after the term of his employment. Notwithstanding the foregoing, after the term of Employee’s employment the foregoing restrictions shall not apply to such secrets, information and know-how which are then in the public domain (provided that Employee was not responsible, directly or indirectly, for such secrets, information or know-how entering the public domain without the Company’s consent). Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent its disclosure is specifically required by law; provided, however, that in the event disclosure is required by applicable law, the Employee shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order. Employee agrees to hold as the Company’s property all memoranda, books, papers, letters, customer lists, processes, computer software, records, financial information, policy and procedure manuals, training and recruiting procedures and other data, and all copies thereof and therefrom, in any way relating to the Company’s business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company at any time, to deliver the same to the Company.

Employee shall use his best efforts to prevent any removal of any Confidential Information from the premises of the Company, except as required in his normal course of employment by the Company. Employee shall use his best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby.

2.07 Records, Files. All records, file drawings, documents, equipment and the like relating to the business of the Company which are prepared or used by Employee during the terms of this employment under this Agreement shall be and shall remain the sole property of the Company.

2.08 Hired to Invent. Employee agrees that every improvement, invention, process apparatus, method, design, and any other creation that Employee may invent, discover, conceive, or originate by himself or in conjunction with any other Person during the term of Employee’s employment under this Agreement that relates to the business carried on by the Company during the term of Employee’s employment under this Agreement or contemplated by the Company during the term hereof even if not implemented during the term of this Agreement (“Work For Hire”) shall be the exclusive property of the Company. Employee agrees to disclose to the Company every patent application, notice of copyright, or other action taken by Employee or any affiliate or assignee to protect intellectual property during the 12 months following Employee’s termination of employment at the Company, for whatever reason, so that the Company may determine whether to assert a claim under this Section or any other provision of this Agreement. The Employee does hereby assign to the Company all of the Work For Hire and hereby appoints the Company as his attorney-in-fact coupled with an interest to execute such documents as may be required to evidence such assignment.

2.09 Equitable Relief. Employee acknowledges that his services to the Company are of a unique character which give them a special value to the Company. Employee further recognizes that violations by Employee of any one or more of the provisions of this Section 2 may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law and that such violations may result in irreparable and continuing harm to the Company. Employee agrees that, therefore, in addition to any other remedy which the Company may have at law and equity, including the right to withhold any payment of compensation under Section 3 of this Agreement, the Company shall be entitled to injunctive relief to restrain any violation, actual or threatened, by Employee of the provisions of this Agreement.

3. Compensation.

3.01 Minimum Annual Compensation. The Company shall pay to Employee for the services to be rendered herein a base salary at the initial annual rate of One Hundred Sixty Thousand ($160,000.00) Dollars (“Minimum Annual Compensation”) effective as of the date hereof, which base salary shall be subject to annual review and increase to be determined by the Compensation Committee of the Board. Employee’s salary shall be payable bi-weekly.

3.02 Incentive Compensation. In addition to Minimum Annual Compensation, Employee shall be entitled to participate in, at the discretion of the Board, any bonus or incentive compensation plan adopted by the Compensation Committee of the Board for key employees of the Company, up to forty percent (40%) of Minimum Annual Compensation, provided the Employee attained the goals (the “Performance Goals”) which may be set by the Board from time to time. A portion of the Incentive Compensation for the period from November 1, 2000 through October 31, 2001 shall be guaranteed. The guaranteed amount will be $25,000 paid to the Employee within fifteen (15) days following the completion of the period specified. Further, as an additional inducement for the Employee’s execution of this Agreement, the Company shall subject to the approval of the Board, be granted an option to purchase an aggregate of 50,000 shares of the Non-Voting Common Stock of the Company (the “Common Stock”) at a below market price to be determined by the Board.

3.03 Participating in Benefits. Employee shall be entitled to all Benefits made available to similarly situated employees of the Company for as long as such Benefits may remain in effect. In addition, Employee shall be entitled to any substitute or additional Benefits made available in the future to similarly situated employees of the Company. Employee’s entitlement to the aforementioned Benefits shall be subject to and on a basis consistent with the terms, conditions and overall administration of such Benefits adopted by the Company and in the discretion of the Company. Benefits paid to Employee shall not be deemed to be in lieu of other compensation to Employee hereunder as described in this Section 3.

3.04 Specific Benefits. During the term of this Agreement (and thereafter to the extent this Agreement shall require):

(a) Vacation. Commencing on January 1, 2001, Employee shall be entitled to four (4) weeks of paid vacation time per year, to be taken at time mutually acceptable to the Company and Employee.

(b) Insurance Policies. The Company may, at its discretion, and at any time after the execution of this Agreement, and for so long as Employee remains employed by the Company, apply for and procure, as owner and for its own benefit, insurance on the life of the Employee, in such amounts and in such form or forms as the Company may choose. The Employee shall have no interest whatsoever in the policy or policies, but the Employee shall, at the request of the Company, subject himself to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to which it has applied for such insurance. At the termination of employment hereunder either for cause or otherwise, the Company shall either: (i) surrender such policies to the issuer; or (ii) transfer ownership of any policies procured pursuant to this Agreement to the Employee who shall thereafter be responsible for the payment of any premiums thereunder. It is the intention of the parties that the Company shall retain no insurance on the life of the Employee after employment hereunder has been terminated for any reason whatsoever.

(c) Disability. If Employee is unable to perform his obligations under this Agreement because of illness and/or disability, Employee shall continue to receive his full compensation and benefits under this Agreement for a period not to exceed six (6) consecutive months; provided, however, Employee’s base salary from the Company shall be reduced by the amount, if any, of income payments received by Employee as a result of group or individual disability insurance coverage maintained at the cost of the Company.

(d) Purchasing Allowance. The Company shall reimburse Employee for expenditures made by the Employee at any Arrow Prescription Center location in an amount not to exceed Two Hundred Dollars ($200) per month.

(e) Medical Reimbursement. The Company shall reimburse Employee for medical expenses incurred by Employee for himself or his immediate family which are not covered expenses pursuant to the health insurance policies provided by Company pursuant to paragraph (b), above, in an amount not to exceed Three Thousand Dollars ($3,000) per annum.

(f) Expense Reimbursement. Employee shall be entitled to receive prompt reimbursements for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Company or the Board for the similarly situated employees of the Company) in performing services hereunder.

(g) Automobile Allowance. Company and Employee acknowledge that Employee currently receives an automobile benefit from his former employer. At the expiration of Employee’s current benefit, the Company and Employee shall mutually agree on an automobile allowance consistent with that provided to similarly situated officers of the Company.

4. Termination.

4.01 Termination by Company for Other Than Cause. If during the term of this Agreement the Company terminates the employment of Employee and such termination is not for Cause then the Company shall pay to Employee an amount equal to the monthly portion of Employee’s Minimum Annual Compensation multiplied by the greater of twelve (12) months or the number of months remaining in the term of this Agreement (the “Severance Period”). If during the term of this Agreement there is a Change of Control resulting in a change of position of Employee’s employment, and if Employee’s annual compensation in his new position shall be less than the Minimum Annual Compensation, then the difference shall be paid to Employee for the balance of the Severance Period. If the Employee’s employment in a new position shall terminate, then for the purposes of this paragraph 4.01, Employee shall be entitled to continuation of the Minimum Annual Compensation until the earlier of the conclusion of the Severance Period or the date when he shall again become reemployed, in which case only the difference shall be payable as aforesaid. If the Employee’s reemployment in a new position shall terminate, Employee shall use his best efforts to become reemployed as soon as reasonable possible in a position consistent with Employee’s experience and stature. Any amounts due hereunder shall be paid at such times and in such manner as the Employee had previously been paid his Minimum Annual Compensation. The payments provided herein are in lieu of any other payments due the Employee hereunder, including but not limited to, any claim for breach of contract.

4.02 Termination by the Company for Cause. The Company shall have the right to terminate the employment of Employee for Cause, however, nothing herein shall be deemed to constitute a waiver of the right of the Employee to challenge the Company’s determination of Cause. Effective as of the date that the employment of Employee terminates for Cause, this Agreement, except for Sections 2.04 through 2.09, shall terminate and no further payments of the Compensation described in Section 3 (except for such remaining payments of Minimum Annual Compensation under Section 3.01 relating to periods during which Employee was employed by the Company, benefits which are required by applicable law to be continued, and reimbursement of prior expenses under Section 3.04) shall be made.

4.03 Termination on Account of Employee’s Death.

(a) In the event of Employee’s death during the term of this Agreement;

(1)	This Agreement shall terminate except as provided in this Section; and

(2)	The Company shall pay to Employee’s beneficiary or beneficiaries (or to his estate if he fails to make such designation) an amount equal to the Employee’s Minimum Annual Compensation as in effect on the date of his death. This amount shall be paid in one lump sum as soon as practicable after the date of his death.

(b) Employee may designate one or more beneficiaries for the purposes of this Section by making a written designation and delivering such designation to the Treasurer of the Company. If Employee makes more than one such written designation, the designation last received before Employee’s death shall control.

4.04 Termination on Account of Disability. The Company shall have the right to terminate the employment of Employee in case of Disability of the Employee. In such case, the provisions of Section 3.04(c) of this Agreement shall apply and the provisions of Section 4.01 of this Agreement shall not apply, notwithstanding the terms of said Section 4.01.

4.05 Benefits Upon Termination. Upon the termination of the Employee’s employment hereunder for Cause, the Employee shall not receive any other benefits except as required by law. In the case of termination without Cause, any health insurance, dental insurance, life insurance and disability insurance coverage provided under the Company’s benefit programs shall be continued for a period of twelve months or such earlier date that the Employee obtains other employment.

5. Miscellaneous.

5.01 Assignment. The Company shall have the right to assign all of its rights under this Agreement to any affiliate or to any purchaser of substantially all of the assets of the Company; provided, however, any such assignment shall not release the Company from any of its obligations under this Agreement. Upon any such assignment, this Agreement shall be binding upon and inure to the benefit of such assigns and the Employee. If any such purchaser of substantially all of the assets of the Company is unwilling to accept an assignment of this Agreement and to assume the obligations hereof, then Company shall remain fully liable hereunder notwithstanding the sale of its assets and the resulting cessation of its business operations. The Employee shall have no right to assign or delegate any rights or obligations under this Agreement.

5.02 Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Connecticut.

5.03 Interpretation. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

5.04 Notice. Any notice required or permitted to be given hereunder shall be effective when received and shall be sufficient if in writing and if personally delivered or sent by prepaid cable, telex or registered air mail, return receipt requested, to the party to receive such notice at its address set forth at the end of this Agreement or at such other address as a party may by notice specify to the other.

5.05 Amendment and Waiver. This Agreement may not be amended, supplemented or waived except by a writing signed by the party against which such amendment or waiver is to be enforced. The waiver by any party of a breach of any provision of this Agreement shall not operate to, or be construed as a waiver of, any other breach of that provision nor as a waiver of any breach of another provision.

5.06 Binding Effect. This Agreement shall be binding on the successors and assigns of the parties hereto.

5.07 Survival of Rights and Obligations. All rights and obligations of Employee or the Company arising during the term of this Agreement shall continue to have full force and effect after the termination of this Agreement unless otherwise provided herein.

5.08 Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements between the parties. There are no oral understandings, terms or conditions and no party has relied upon any representation, express or implied, not contained in this Agreement. The rights and protection afforded by any and all provisions of this Agreement shall inure to the benefit of (and may be fully enforced by) any Affiliate of the Company, it being understood such Affiliates are intended third party beneficiaries of this Agreement.

5.09 Partial Invalidity. The invalidity of one or more of the phrases, sentences, clauses, sections or articles contained in the Agreement shall not affect the validity of the remaining portions.

5.10 Genders. Any reference to the masculine gender shall be deemed to include the feminine and neuter genders, and vice versa, and any reference to the singular shall include the plural, and vice versa, unless the context otherwise requires.

5.11 Company Policies. The Company’s Policies as amended from time to time will govern all terms, privileges and conditions of employment of the Employment which are not specifically addressed in this Agreement and shall include all rules and regulations adopted by the Company from time to time in its sole discretion.

FAMILYMEDS, INC.

By:	/s/ Edgardo Mercadante
Edgardo Mercadante
Its Chairman and Chief Executive Officer

/s/ Dale Ribaudo
Dale Ribaudo

ADDRESSES:

Company:	312 Farmington Avenue
Farmington, CT 06032

Employee:	26 Country Club Lane
East Granby, CT 06026

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT is made as of the 8th day of August, 2002, between Dale J. Ribaudo, 26 Country Club Lane, East Granby, Connecticut 06206 (the “Employee”) and Familymeds, Inc. (the “Company”).

PREAMBLE

In November, 2000, the Employee and the Company entered into an Employment Agreement (the “Agreement”) and the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing and the respective covenants and agreements of the parties, the parties agree as follows:

1.	Definitions. For purpose of this Amendment, the following terms shall have the following meanings:

(a)	Benefits. In Section 1 of the Agreement, the term “Benefits” shall include all that is listed in the Agreement and (a) Employee’s automobile allowance; (b) Employee’s medical expense reimbursements; and (c) Employee’s purchasing allowance.

(b)	Change of Control. For purposes of Section 4 of this Amendment, Change of Control shall have the same meaning as defined in Section 1 of Employee’s Agreement.

(c)	EBITDA. For purposes of this Amendment, EBITDA means Earnings Before Interest Taxes Depreciation and Amortization, determined on a consolidated basis applied consistently with prior years and the 2002 “confidence budget,” and as adjusted and reflected in the financial statements of the Company that have been audited, and opined upon without qualification that could reflect a potential misstatement of EBITDA, by the Company’s certified public accountants, which determination of EBITDA shall be binding and conclusive for purposes of this Amendment.

(d)	Other Terms. All other capitalized terms not otherwise defined herein or elsewhere in this Amendment shall have the meaning ascribed to them in the Agreement.

2.	Term. Paragraph 2.02 shall be deleted and replaced with the following:

“The term of this Agreement shall commence on October 30, 2000 and, unless sooner terminated as provided in Section 4 hereof, terminate on March 31, 2003 (the “Initial Term”); provided, however, that this Agreement shall automatically renew for successive one (1) year periods thereafter without the necessity of any action or notice by either party to the other, except that either party may terminate this Agreement following the Initial Term by giving the other party written notice of its intention to terminate this Agreement at least ninety (90) days prior to the proposed termination date.”

3.	Compensation.

(a) Minimum Annual Compensation. The parties acknowledge that as of the Effective Date of this Amendment, the Employee’s Minimum Annual Compensation is One Hundred Sixty Eight Thousand Dollars ($168,000.00).

(b) 2002 Incentive Bonus Program. Paragraph 3.02 is amended by adding the following paragraph to the end thereof.

Employee shall be entitled to participate in the Company’s 2002 Incentive Bonus Program (the “2002 Program”), in a maximum amount of up to one hundred percent (100%) of Employee’s Minimum Annual Compensation (instead of the forty percent (40%) limitation in the first sentence of Paragraph 3.02), which shall be administered as follows:

(i) The Company shall allocate to the 2002 Program, an amount equal to fifty percent (50%) of the Company’s 2002 EBITDA in excess of Nine Hundred Fifteen Thousand Two Hundred Sixty-Two Dollars (Redacted). In computing EBITDA, no deduction shall be taken or allowance made for the payments required by this 2002 Program.

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(ii) Up to fifty percent (50%) of the Bonus Pool shall be allocated to Senior Management (the “Senior Management Share”), which for these purposes are defined as the President and Chief Executive Officer, the Senior Vice President and Chief Financial Officer, the Senior Vice President of Sales and Marketing and the Senior Vice President of Store Operations.

(iii) Employee’s share of the Senior Management Share shall be equal to the percentage that Employee’s Minimum Annual Compensation at the time of such allocation bears to the total Minimum Annual Compensation of all Senior Management entitled to participate in the 2002 Program; provided that Employee shall be entitled to the first $25,000 allocated from the Senior Management Share as part of and not in addition to Employee’s share of the Senior Management Share of the Bonus Pool.

(iv) The parties acknowledge that Employee has been paid a lump sum of Fifty Thousand Dollars ($50,000.00) as an advance payment of Employee’s share of the Senior Management Share of the Bonus Pool, which amount Employee shall repay the Company in the event that before December 31, 2002, Employee voluntarily terminates employment.

Otherwise, Employee’s remaining share of the Senior Management Share of the Bonus Pool shall be payable in a lump sum by March 15, 2003, provided however that if the 2002 audit is not completed by such date, fifty percent (50%) of the amount determined to be payable to the Employee based on the Company’s internal year-end financials shall be paid to Employee with the balance payable on issuance of the 2002 audit; and further provided that if the Compensation Committee determines that the Company does not have sufficient cash to pay the Senior Management Share when due, then the Company shall pay at least twenty-five percent (25%) of the amount due but may defer payment of the remaining up to seventy-five percent (75%). The deferred amount, if any, shall be paid in one or more installments at such time as the Compensation Committee shall determine to be in the best interests of the Company, but in no event later than June 1, 2003. Any amount being deferred hereunder shall be evidenced by a letter of award to the Employee describing the amount to which the Employee is entitled and when it will be paid.

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The 2002 Program shall survive until the Company’s fiscal year end 2003 unless superceded by a revised 2003 Program and Employee shall have the same ratable interest in the 2003 Program, provided however, that even if not superceded by a revised 2003 Program, the applicability of the 2002 Program for the Company’s 2003 year shall be subject to such changes in the EBITDA threshold and allocation percentages as are determined in the sole discretion of the Compensation Committee based on the 2003 budget.”

(c) Change in Control Bonus. In addition to the changes to Paragraph 3.02 described in subparagraph (b) of this Amendment, the following paragraph also shall be added to paragraph 3.02:

“Employee shall be entitled to participate in any Senior Management Change of Control Bonus Pool adopted by the Company or its Stockholders.”

4.	Termination by Company for Other Than Cause. Paragraph 4.01 of the Agreement is deleted and in lieu thereof, the following shall be inserted:

“4.01 The Company shall have the right to terminate the employment of the Employee at any time without Cause for any reason. Effective as of the date that the employment of Employee terminates without Cause, this Agreement, except as set forth in this Section 4.01 and in Sections 2.04 through 2.09, shall terminate and no further payment of compensation described in Section 3 (except for such remaining payments of the Minimum Annual Compensation under Section 3.01 relating to periods during which Employee was employed by the Company and any Incentive Compensation as provided in Section 3.02 then earned as of the date of such termination) shall be made to Employee. In addition, if during the term of this Agreement, the Company terminates the employment of Employee and such termination is not for Cause, then for a period of one year (the “Severance Period”) the Company shall pay Employee an amount equal to Employee’s then Minimum Annual Compensation at such times and in such manner as the Employee had previously been paid his Minimum Annual Compensation.

In addition, if during the term of this Agreement, there is a Change in Control and Employee is terminated or not offered a position that is at least the same as or better than Employee’s then current job description, compensation and benefits, with a provision for severance in the event of termination without Cause that is at least as favorable as that contained in this Agreement, then the Employee shall be deemed to have been terminated without Cause for purposes of this Agreement and the Company shall pay Employee an amount equal to his then Minimum Annual Compensation in a lump-sum within thirty (30) days of the Change of Control and all stock options granted to the Employee shall become fully vested as of such date; provided however, that if on a Change in Control, the Employee

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accepts a position, then notwithstanding the last two paragraphs of this Paragraph 4.01, Employee shall not be entitled to Benefits and the amount payable hereunder shall be reduced by the annual compensation and guaranteed bonus, if any, of that position, but all stock options of Employee shall become fully vested as of the Change of Control.

A notice by the Company of termination of this Agreement under Paragraph 2.02 shall be deemed a termination without Cause for purposes of this Paragraph 4.01.

If the Company terminates the employment of Employee and such termination is without Cause, then for a period of one (1) year, the Company shall continue the Benefits that the Employee received immediately prior to the date of termination without Cause, or otherwise substantially similar Benefits, at the cost of the Company.

If the Company terminates the employment of Employee and such termination is not for Cause, then Employee shall be entitled to the payments due hereunder with no duty to mitigate his damages by seeking or accepting other employment, nor will Employee’s severance pay or Benefits hereunder be reduced or offset by any such future earnings.

5.	Benefits.

(a)	Medical Reimbursement. Paragraph 3.04(e) is amended by substituting “in an amount not to exceed the maximum amount allowed for senior management from time to time” for and in place of “in an amount not to exceed three thousand dollars ($3,000).”

(b)	Automobile Allowance. The parties acknowledge that commencing with the execution of this Amendment, Employee shall be entitled to the use of a Company automobile, plus reimbursement for gas and other costs and expenses related to Employee’s use of such vehicle for business purposes.

6.	Effective Date of Amendment. This Amendment shall be effective as of the 1st day of March 2002.

7.	Miscellaneous. All other terms and conditions of the Agreement shall remain in full force and effect.

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In Witness Whereof, the parties have executed this Amendment to Employment Agreement as of the day and year first above written.

COMPANY: Familymeds, Inc.

By:	/s/ Edgardo A. Mercadante
Edgardo A. Mercadante
Its President and Chief Executive Officer

EMPLOYEE

/s/ Dale J. Ribaudo
Dale J. Ribaudo

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SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT is made as of the 13th day of August, 2004 between Dale J. Ribaudo (the “Employee”) and Familymeds, Inc. (the “Company”).

PREAMBLE

In November 2000, the Employee and the Company entered into an Employment Agreement and on August 8, 2002, the Employee and the Company entered into an Amendment to Employment Agreement (collectively, the “Agreement”) and the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing and the respective covenants and agreements of the parties, the parties agree as follows:

1.	Compensation.

(a) Minimum Annual Compensation. The parties acknowledge that as of the Effective Date of this Amendment, the Employee’s Minimum Annual Compensation is Two Hundred Thirty Two Thousand Three Hundred Ninety Nine Dollars ($232,399).

2.	Effective Date of Amendment. This Amendment shall be effective as of the 1st day of August 2004.

3.	Miscellaneous. All other terms and conditions of the Agreement shall remain in full force and effect.

In Witness Whereof, the parties have executed this Amendment to Employment Agreement as of the day and year first above written.

COMPANY: Familymeds, Inc.

By:	/s/ Edgardo A. Mercadante
Edgardo A. Mercadante
Its President and Chief Executive Officer

EMPLOYEE

/s/ Dale J. Ribaudo
Dale J. Ribaudo